Pricing Supplement Dated November 1, 2010	Rule 424(b)(3)
(To Prospectus Supplement Dated July 9, 2009	File No. 333-160487
and Prospectus Dated July 9, 2009)	Pricing Supplement No. 2010-6

GENERAL ELECTRIC CAPITAL CORPORATION
GE Interest Plus®
Variable Denomination Floating Rate Notes

Interest Rate:	Under		$15,000 to		$50,000 and
	$15,000		$49,999		Over
	Rate	Yield	Rate	Yield	Rate	Yield
	1.25%	1.26%	1.35%	1.36%	1.45%	1.46%

Initial Investment Incentive:	$25 for an initial investment of at least $500 or an initial investment of at least
	$250 along with enrollment in the automatic investment plan. An additional
	$25 if automatic deduction from a GE employee payroll or GE pension check is
	authorized within the first 30 days after an investment account is opened. One
	lifetime incentive per Social Security number. Incentive will be reported as
	interest income on the 1099-INT statement issued at year-end.

Effective Dates:	November 1, 2010 until such time as a different rate is determined by the GE
	Interest Plus Committee. Information on current interest rates is available at
	GEInterestPlus.com or by calling 800-433-4480, 24 hours a day, seven days a
	week.

The rates for GE Interest Plus Notes are separate and distinct from the rate established for GE Interest Plus for Businesses, which is offered to business investors.

Additional Information:

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption “Consolidated Ratio of Earnings to Fixed Charges” is hereby amended, as follows:

Year Ended December 31,					6 months ended
2005	2006	2007	2008	2009	June 30, 2010

1.66	1.63	1.56	1.24	0.85	1.08

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which is considered to be representative of the interest factor of such rentals.